For Immediate Release                     Contact:     Mike Pete
                                                       (206)654-7834
                                          Or:          Pat Patrick
                                                       (206)654-7820


                   Metropolitan Bancorp Completes Redemption
                         of 8.5% Subordinated Notes,
             Updates Status of Merger with Washington Federal, Inc.



     Seattle--October 1, 1996--Metropolitan Bancorp (NASDAQ:MSEA) today completed the redemption of all Metropolitan Bancorp 8.5% Subordinated Notes due July 31, 2003. The funds to redeem the $23 million in notes were borrowed by Metropolitan Bancorp from Washington Federal Savings, a subsidiary of Washington Federal, Inc.

     Patrick F. Patrick, President and Chief Executive Officer, said today, "The notes were replaced with borrowings on terms that will immediately lower our cost of money."

     He continued, "The previously announced merger with Washington Federal is continuing on schedule and is expected to be completed by late November or December, 1996." Approval is required from the applicable regulatory authorities and shareholders of Metropolitan.

     Metropolitan Bancorp is a savings and loan holding company formed in July 1993. Its principal subsidiaries are Metropolitan Savings and Phoenix Mortgage & Investment, Inc. Metropolitan Savings is an FDIC-insured, federally chartered savings and loan association organized in 1935 with 10 offices serving the greater Puget Sound area. Phoenix Mortgage is a mortgage banking company with six offices in the Puget Sound area.

     Washington Federal, Inc. is the holding company for Washington Federal Savings which operates 93 offices in Washington, Idaho, Oregon, Utah and Arizona.